Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CALIFORNIA STEEL INDUSTRIES, INC.

Pursuant to Section 242

of the

General Corporation Law

of the

State of Delaware

THE UNDERSIGNED, being the President/Chief Executive Officer and the Corporate Secretary of California Steel Industries, Inc. (the “Company”), do hereby certify as follows:

1.	That certain paragraph (1) of Article Fourth of the Certificate of Incorporation of the Company is amended to read as follows:

“(1) The total authorized capital stock of the Corporation shall consist of eleven thousand (11,000) shares, of which five thousand (5,000) shares shall be common stock, one thousand shares (1,000) shall be be class “A” preferred stock, two thousand (2,000) shares shall be class “B” preferred stock, and three thousand (3,000) shares shall be class “C” preferred stock.”

2.	That the amendment set forth in paragraph 1 above has been duly adopted by the Board of Directors and approved by the Shareholders in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have set my hand and the seal of the Company this 24th day of July, 2006.

/s/ MASAKAZU KURUSHIMA
Masakazu Kurushima, President and CEO

/s/ BRETT GUGE
Brett Guge, Corporate Secretary